UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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PETROQUEST ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PETROQUEST ENERGY, INC.
400 E. Kaliste Saloom Road, Suite 6000
Lafayette, Louisiana 70508
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 15, 2007

Dear Stockholders:
     We cordially invite you to attend our 2007 Annual Meeting of Stockholders. The meeting will be held on Tuesday, May 15, 2007 at 9:00 a.m. (Lafayette time), at the City Club at River Ranch at 221 Elysian Fields Dr., Lafayette, Louisiana 70508. At the meeting we will:
1.	Elect the Board of Directors;

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3.	Transact any other business as may properly come before the meeting.
     Stockholders who owned our common stock at the close of business on Thursday, March 22, 2007 may attend and vote at the meeting. A stockholders’ list will be available at our offices at 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508 for a period of ten days prior to the meeting. If you cannot attend the meeting, you may vote by mailing the Proxy Card in the enclosed postage-prepaid envelope. Any stockholder attending the meeting may vote in person, even though he or she has already returned a Proxy Card.
     We look forward to seeing you at the meeting.
By order of the Board of Directors,
/s/ Daniel G. Fournerat
Daniel G. Fournerat
Executive Vice President, General Counsel,
Chief Administrative Officer and Secretary
Lafayette, Louisiana
April 13, 2007
Please Complete, Sign and Date the Proxy Card as Promptly
as Possible and Return it in the Enclosed Envelope

INFORMATION CONCERNING SOLICITATION AND VOTING
QUESTIONS AND ANSWERS
Proposal 1 ELECTION OF DIRECTORS
Proposal 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER INFORMATION
Equity Compensation Plan Information

PETROQUEST ENERGY, INC.
400 E. Kaliste Saloom Road, Suite 6000
Lafayette, Louisiana 70508

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING
     Our Board of Directors is soliciting proxies for the 2007 Annual Meeting of Stockholders to be held on Tuesday, May 15, 2007 at 9:00 a.m. (Lafayette time) at the City Club at River Ranch at 221 Elysian Fields Dr., Lafayette, Louisiana 70508, and at any adjournments or postponements of the meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.
     PetroQuest will pay the costs of soliciting proxies from stockholders. Directors, officers and regular employees may solicit proxies on behalf of PetroQuest, without additional compensation, personally or by telephone. Voting materials, which include the Proxy Statement, Proxy Card and 2006 Annual Report, will be mailed to stockholders on or about April 13, 2007.
QUESTIONS AND ANSWERS

Q:	Who can attend and vote at the meeting?

A:	The Board set March 22, 2007 as the record date for the meeting. You can attend and vote at the meeting if you were a stockholder at the close of business on the record date, March 22, 2007. On that date, there were 49,360,135 shares outstanding and entitled to vote at the meeting.

Q:	What proposals will be voted on at the meeting?

A:	Two proposals are scheduled to be voted upon at the meeting:
•	The election of directors; and

•	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

Q:	How will the proxies vote on any other business brought up at the meeting?

A:	By submitting your Proxy Card, you authorize the proxies to use their judgment to determine how to vote on any other matter brought before the meeting. We do not know of any other business to be considered at the meeting. The proxies’ authority to vote according to their judgment applies only to shares you own as a stockholder of record.

Q:	How do I cast my vote?

A:	Whether you hold shares in your name or through a broker, bank or other nominee, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held through a broker, bank or other nominee, by submitting voting instructions to that nominee. Instructions for voting by mail are on your Proxy Card. For shares held through a broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee describing how to vote your shares. If you provide specific voting instructions, your shares will be voted as you have instructed.

If you hold shares in your name, and you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors on all matters. If you hold your shares through a broker, bank or other nominee (typically referred to as being held in “street name”) and you do not provide instructions on how to vote, your broker may have authority to vote your shares. Under the rules that govern brokers who are voting with respect to shares that are held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors and the ratification of the appointment of independent auditors. See “Vote Required” following each proposal for further information.

Q:	How does the Board recommend I vote on the proposals?

A:	The Board recommends you vote “FOR” each of the nominees to our Board of Directors and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

Q:	Can I revoke my proxy card?

A:	Yes. You can revoke your proxy card by:
•	Submitting a new proxy card with a later date;

•	Giving written notice before the meeting to our Secretary stating that you are revoking your Proxy Card; or

•	Attending the meeting and voting your shares in person, or notifying our Secretary orally at the meeting of your wish to revoke your proxy.

Q:	Who will count the vote?

A:	The inspector of election will count the vote. PetroQuest’s Secretary will act as the inspector of election.

Q:	What is a “quorum?”

A:	A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the meeting is a majority of the outstanding shares as of the record date, present in person or represented by proxy. If you submit a valid Proxy Card or attend the meeting, your shares will be counted to determine whether there is a quorum. Abstentions and broker non-votes also count toward the quorum. “Broker non-votes” occur when brokers, banks or other nominees that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners prior to the meeting and do not have discretionary voting authority to vote those shares. Broker non-votes are counted for purposes of determining a quorum, but will not otherwise affect the outcome of any matter being voted on at the meeting.

Q:	What vote is required to approve each item?

A:	The following table sets forth the voting requirement with respect to each of the proposals:

Proposal 1 — Election of directors.	The six nominees for election as directors at the annual meeting who receive the greatest number of “FOR” votes cast by the stockholders, a plurality, will be elected as our directors.

Proposal 2 — Ratification of appointment of independent registered public accounting firm.	To be approved by stockholders, this proposal must receive the affirmative “FOR” vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote.

Q:	What shares are included on my Proxy Card?

A:	Your Proxy Card represents all shares registered to your account in the same social security number and address.

Q:	What does it mean if I get more than one Proxy Card?

A:	Your shares are probably registered in more than one account. You should vote each Proxy Card you receive. We encourage you to consolidate all your accounts by registering them in the same name, social security number and address.

Q:	How many votes can I cast?

A:	On all matters you are entitled to one vote per share.

Q:	Where can I find the voting results of the meeting?

A:	The preliminary voting results will be announced at the meeting. The final results will be published in our quarterly report on Form 10-Q for the second quarter of 2007.

Proposal 1
ELECTION OF DIRECTORS
     At the meeting, six directors are to be elected. Each director is to hold office until the next annual meeting of stockholders or until his successor is elected and qualified. The Nominating and Corporate Governance Committee, which consists solely of directors that are independent as defined in the listing standards of the New York Stock Exchange, recommended the six directors to our Board of Directors. Based on that recommendation, the Board nominated such directors for election at the meeting. The nominees have consented to be nominated and have expressed their intention to serve if elected. We have no reason to believe that any of the nominees will be unable to serve if elected to office and, to our knowledge, the nominees intend to serve the entire term for which election is sought. Only the nominees or substitute nominees designated by the Board will be eligible to stand for election as directors at the meeting. Michael O. Aldridge, a director since May 2000, is not standing for re-election, but has indicated that he will serve until the end of his term, which will expire at the meeting. Effective as of the meeting, the Board has reduced the number of members of the Board to six, and consequently Mr. Aldridge’s position will not be filled.
Nominees
     Certain information regarding the nominees is set forth below:

Name	Age	Position	Director Since
Charles T. Goodson	51	Chairman of the Board, Chief Executive Officer, President and Director	1998
William W. Rucks, IV (1)(2)(3)	49	Director	1999
E. Wayne Nordberg (1)(2)(3)	69	Director	2000
Michael L. Finch (1)(2)(3)	51	Director	2003
W. J. Gordon, III (1)(2)(3)	58	Director	2004
Charles F. Mitchell, II, M.D. (1)(2)(3)	58	Director	2005

(1)	Member, Audit Committee of our Board of Directors.

(2)	Member, Compensation Committee of our Board of Directors.

(3)	Member, Nominating and Corporate Governance Committee of our Board of Directors.
     Charles T. Goodson has served as our Chairman of the Board since May 2000, and has served as our Chief Executive Officer and as a member of our Board of Directors since September 1998. He also served as our President since July 2004, and also served in that position from September 1998 to May 2000. From 1995 to 1998, Mr. Goodson was President of American Explorer, L.L.C., a private oil and gas exploration and production company we subsequently acquired. Since 1985, he has served as President and 50% owner of American Explorer, Inc., an oil and gas operating company which formerly operated properties for us. From 1980 to 1985, he worked for Callon Petroleum Company, first as a Landman, then District Land Manager and then Regional Land Manager. He began his career in 1978 as a Landman for Mobil Oil Corporation.
     William W. Rucks, IV has served as a member of our Board of Directors since October 1999. Mr. Rucks has been a private venture capitalist-investor since September 1996. He has served as a director of OMNI Energy Services, Inc., a public oil and gas company, from 1997 to October 2001 and also served as Chairman of the Board from February 2001 to October 2001. He served as President and Vice Chairman of Ocean Energy, Inc. (formerly Flores & Rucks, Inc.), a public oil and gas exploration and development company, from July 1995 until September 1996 and as its President and Chief Executive Officer from its inception in 1992 until July 1995. From 1985 to 1992, Mr. Rucks served as President of FloRuxco, Inc. Mr. Rucks earned a Bachelor of Science in Business Administration from Louisiana State University in 1979.
     E. Wayne Nordberg has served as a member of our Board of Directors since April 2000. Since January 2003, he has served as a director of Ingalls & Snyder LLC, a NYSE member and registered investment advisor, and since 1999, he has served as Chairman of Hollow Brook Associates, the investment office for the Lafayette College Endowment Fund. From 1998 to June 2002, Mr. Nordberg served as Vice Chairman of the Board of KBW Asset Management, Inc. KBW is an affiliate of Keefe, Bruyette, & Woods, Inc., a registered investment advisor offering investment management services to institutions and high net worth individuals. From 1988 to 1998, he served in various capacities for Lord, Abbet & Co., a mutual fund company, including partner and director of their family of funds. Mr. Nordberg is a director of Annaly Mortgage Management, Inc., and a member of the Financial Analysts Federation and The New York Society of Security Analysts. He received a Bachelor of Arts in Economics from Lafayette College, Easton, Pennsylvania, where he is a Trustee Emeritus.
     Michael L. Finch has served as a member of our Board of Directors since November 2003. Mr. Finch served as Chief Financial Officer and a member of the Board of Directors of Stone Energy Corporation from 1993 until his retirement in 1999. He was affiliated with Stone in a variety of capacities for nineteen years. Prior to his service with Stone, he was employed by an international public accounting firm in New Orleans, Louisiana. Mr. Finch has been a private investor since 1999. He was licensed as a Certified Public Accountant in 1978, and received a Bachelor of Science in Accounting from the University of South Alabama in 1976.
     W. J. Gordon, III has served as a member of our Board of Directors since January 2004. Mr. Gordon served in various capacities with Conoco Inc. and ConocoPhillips for 32 years until his retirement in 2002, including President of Dubai Petroleum Company (Conoco Middle East subsidiary), President and Managing Director of Conoco Norway, Inc. and Regional Production Manager for Conoco’s Gulf of Mexico and Gulf Coast Region. Currently, he is Vice President of Strategic Planning of the Franciscan Missionaries of Our Lady Health System and serves on the Advisory Board of IberiaBank Corporation and the board of St. Thomas Moore High School Foundation. He is also a founding board member of the Community Foundation of Acadiana. Mr. Gordon served as Captain in the U.S. Army Field Artillery and received a Bachelor of Science in Physics from Southern University in Baton Rouge, Louisiana in 1970.
     Charles F. Mitchell, II, M.D. has served as a member of our Board of Directors since March 2005. Dr. Mitchell is a surgeon and has been senior partner of ENT Medical Center in Baton Rouge, Louisiana since 1985. Previously, he held Board positions with Flores & Rucks, Inc., Ocean Energy, Inc. and Devon Energy Corporation from 1995 to 2005. He also currently serves on the Board of the Mendez Foundation in Tampa, Florida, and is a manager/director of numerous private investments.
Director Independence
     The listing standards of the New York Stock Exchange require that our Board of Directors be comprised of at least a majority of independent directors. For a director to be considered independent under those standards, the Board must affirmatively determine that the director does not have any direct or indirect material relationship with us.
     Based on this standard, our Board of Directors has affirmatively determined that Michael L. Finch, W. J. Gordon, III, Charles F. Mitchell, II, M.D., E. Wayne Nordberg and William W. Rucks, IV are independent. Messrs. Finch, Gordon and Rucks, and Dr. Mitchell have no relationship with us, except as directors and stockholders. In determining the independence of Mr. Nordberg, the Board considered Mr. Nordberg’s relationship with us as a working interest owner in particular properties operated by us or in which we also hold a working interest. See “Other Information – Certain Relationships and Related Transactions – Working Interest and Overriding Royalty Interest Owners” for a more complete description of this relationship.
Lead Director
     Our Board of Directors has a Lead Director whose primary responsibility is to preside over the executive session of the Board meetings in which management directors and other members of management do not participate. The Lead Director also performs other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities. In February 2006, William W. Rucks, IV was designated by the Board to serve in this position.
Communicating with our Board of Directors
     Stockholders and other parties interested in communicating directly with our non-management members of our Board of Directors may do so by writing to Corporate Secretary, PetroQuest Energy, Inc., 400 East Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508. The Board has approved a process for handling letters received by PetroQuest and addressed to non-management members of the Board. Under that process, our Secretary reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees thereof or that he or she otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by us that is addressed to non-management members of the Board and request copies of any such correspondence. Concerns relating to business ethics, accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.
     Although we do not have a formal policy regarding attendance by members of the Board at our Annual Meeting of Stockholders, we encourage directors to attend and historically they have done so. For example, all but one of the directors attended the 2005 Annual Meeting and all of the directors attended the 2006 Annual Meeting.
Board and Committee Activity, Structure and Compensation
     Our Board of Directors is governed by PetroQuest’s Certificate of Incorporation, Bylaws, Corporate Governance Guidelines, charters of the standing committees of the Board and the laws of the State of Delaware. The Corporate Governance Guidelines and committee charters are available in the Investor Relations section of our website at www.petroquest.com, and are available in print to any stockholder who requests them. In addition to the above governing documents, the Company’s Code of Business Conduct and Ethics that applies to all of our employees, as well as each member of the Board, can also be found in the Investor Relations section of our website at www.petroquest.com, and is available in print to any stockholder who requests them. We intend to post amendments to or waivers from the Code of Business Conduct and Ethics (to the extent applicable to our chief executive officer or chief financial officer) at this location on our website.
     During 2006, our Board of Directors held seven meetings. All directors attended at least 75% of the total meetings of the Board and the committees on which they served. There are currently three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Committee membership and the functions of those committees are described below.
     Audit Committee. The current members of the Audit Committee are Michael L. Finch (Chairman), W. J. Gordon, III, Charles F. Mitchell, II, M.D., E. Wayne Nordberg and William W. Rucks, IV, and the committee met five times during 2006. Our Board of Directors has determined that all of the members of the committee are independent under the listing standards of the New York Stock Exchange and the rules of the SEC, and that Michael L. Finch is an audit committee financial expert under the rules of the SEC. The committee operates under a written charter adopted by our Board of Directors. The committee assists the Board in overseeing (i) the integrity of PetroQuest’s financial statements, (ii) PetroQuest’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of PetroQuest’s internal auditors (or other personnel responsible for the internal audit function) and independent auditor. In so doing, it is the responsibility of the committee to maintain free and open communication between the directors, the independent auditor and the financial management of PetroQuest. The committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for PetroQuest. The independent auditor reports directly to the committee.
     Compensation Committee. The current members of the Compensation Committee are Michael L. Finch, W. J. Gordon, III, Charles F. Mitchell, II, M.D. (Chairman), E. Wayne Nordberg and William W. Rucks, IV, and the committee met eight times during 2006. Our Board of Directors has determined that all of the members of the committee are independent under the listing standards of the New York Stock Exchange. The committee operates under a written charter adopted by the Board. The committee is responsible for establishing PetroQuest’s compensation policies and monitoring the implementation of PetroQuest’s compensation system for its executives. The committee’s processes and procedures for determining executive compensation are described below under “Other Information – Compensation Discussion and Analysis.”
     Nominating and Corporate Governance Committee. The current members of the Nominating and Corporate Governance Committee are Michael L. Finch, W. J. Gordon, III (Chairman), Charles F. Mitchell, II, M.D., E. Wayne Nordberg and William W. Rucks, IV, and the committee met four times during 2006. Our Board of Directors has determined that all of the members of the committee are independent under the listing standards of the New York Stock Exchange. The committee operates under a written charter adopted by the Board. The committee is responsible for identifying and recommending qualified candidates to the Board for nomination as members of the Board and for recommending to the Board the corporate governance principles applicable to PetroQuest.
     Director Nominations Process. As indicated above, nominating functions are handled by the Nominating and Corporate Governance Committee pursuant to its charter.
     Our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board of Directors at our Annual Meeting of Stockholders. Historically, we have not had a formal policy concerning stockholder nominations of individuals to stand for election to the Board, other than the provisions contained in our Bylaws. To date, we have not received any recommendations from stockholders requesting that the Board or the Nominating and Corporate Governance Committee consider a candidate for inclusion among the slate of nominees in our proxy statement, and therefore we believe that no formal policy, in addition to the provisions contained in our Bylaws, concerning stockholder recommendations is needed.
     In addition to stockholder nominations, the Nominating and Corporate Governance Committee may utilize a variety of methods for identifying potential nominees for directors, including considering potential candidates who come to their attention through current officers, directors, professional search firms or other persons. Once a potential nominee has been identified, the Nominating and Corporate Governance Committee evaluates whether the nominee has the appropriate skills and characteristics required to become a director in light of the then current make-up of the Board. This assessment includes an evaluation of the nominee’s judgment and skills, such as experience at a strategy/policy setting level, financial sophistication, leadership, and objectivity, all in the context of the perceived needs of the Board at that point in time. Our Board of Directors believes that at a minimum all members of the Board should have the highest professional and personal ethics and values. In addition, each member of the Board must be committed to increasing stockholder value and should have enough time to carry out his or her responsibilities as a member of the Board.
     Our Bylaws provide that nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors; provided, however, that a stockholder may nominate a person for election as a director at a meeting only if written notice of such stockholder’s intent to make such nomination has been given to our Secretary as described in “Deadline for Receipt of Stockholder Proposals” in this Proxy Statement. Each notice must set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to the stockholder giving the notice (i) the name and address, as they appear on PetroQuest’s books, of such stockholder and (ii) the class and number of shares of PetroQuest that are beneficially owned by such stockholder and that are owned of record by such stockholder; and (c) as to the beneficial owner, if any, on whose behalf the nomination is made, (i) the name and address of such person and (ii) the class and number of shares of PetroQuest that are beneficially owned by such person.
     Compensation of Directors. Our employee directors are not separately compensated for their service as directors. Each of our non-employee directors receive an annual retainer fee of $20,000 and an attendance fee of $1,000 for each meeting of the Board of Directors or committee attended. Each non-employee director, upon his initial election to the Board of Directors, is automatically granted a stock option to purchase 50,000 shares of our common stock. In addition, each non-employee director who is re-elected as a non-employee director at our Annual Meeting of Stockholders and who has served PetroQuest as a non-employee director for at least one full calendar year, is granted on the date of such annual meeting a stock option to purchase 20,000 shares of our common stock. These stock options have an exercise price equal to the fair market value of one share of our common stock on such date with a term of ten years and vest over a three year period with one-third of the shares vesting on each of the first, second and third anniversaries of the grant date. In May 2006, Messrs. Finch, Gordon, Nordberg and Rucks, and Dr. Mitchell received stock options to purchase 20,000 shares of our common stock each, at an exercise price of $10.75 per share. The members of our Board of Directors are entitled to reimbursement of their expenses incurred in connection with the attendance at Board and committee meetings in accordance with company policy.

     The following table summarizes the annual compensation for our non-employee directors during 2006.
Director Compensation
for Fiscal Year-End December 31, 2006

	Fees Earned or Paid
	in Cash	Option Awards	Total
Name	($)	($) (1) (2)	($)
Michael L. Finch	34,000	68,473	102,473
W. J. Gordon, III	35,000	132,156	167,156
Charles F. Mitchell, II, M.D.	34,000	103,750	137,750
E. Wayne Nordberg	30,000	121,853	151,853
William W. Rucks, IV	33,000	121,853	154,857

(1)	These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R, of awards pursuant to our 1998 Incentive Plan, and thus may include amounts from awards granted both in and prior to 2006. Assumptions used in the calculation of these amounts are included in Note 1 — “Organization and Summary of Significant Accounting Policies — New Accounting Standards” to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2007. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	Each of the directors was granted 20,000 stock options in 2006 with a grant date fair value, computed in accordance with FAS 123R, of $132,000. As of December 31, 2006, Messrs. Finch, Gordon, Nordberg and Rucks, and Dr. Mitchell had a total of 90,000, 80,000, 170,000, 180,000 and 70,000 stock options outstanding, respectively.
Vote Required
     The six nominees for election as directors at the annual meeting who receive the greatest number of votes cast by the stockholders, a plurality, will be elected as our directors. If you hold your shares through a broker, bank or other nominee and you do not instruct them how to vote on this proposal, your broker or other nominee may have authority to vote your shares. You may vote “FOR” all nominees, “AGAINST” all nominees or withhold your vote for any one or more of the nominees.
Board Recommendation
     Our Board of Directors recommends a vote “FOR” all six nominees to the Board.

Proposal 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
     The Audit Committee has selected Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2007. Ernst & Young has served as our independent registered public accounting firm since June 28, 2002. We are asking the stockholders to ratify the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Ernst & Young was appointed by the Audit Committee in accordance with its charter.
     In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in PetroQuest’s and our stockholders’ best interests.
     The Audit Committee has approved all services provided by Ernst & Young. Representatives of Ernst & Young plan to attend the annual meeting and will be available to answer appropriate questions. Its representatives also will have an opportunity to make a statement at the meeting if they so desire, although it is not expected that any statement will be made.
Audit and Non-Audit Fees
     The following table sets forth the fees incurred by us in fiscal years 2005 and 2006 for services performed by Ernst & Young:

	2005	2006
Audit Fees	$242,000	$257,000
Audit Related Fees (1)	179,000	7,500
Tax Fees	14,900	2,100
All Other Fees	18,500	0

Total Fees	$454,400	$266,600

(1)	Amount in 2005 includes $91,500 of fees incurred in connection with registration statements and $80,000 of fees incurred in connection with the acquisition of TDC Energy LLC.
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of
Independent Registered Public Accounting Firm
     The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The committee may delegate the authority to pre-approve the retention of the independent registered public accounting firm for permitted non-audit services to one or more members of the committee, provided that such persons are required to present the pre-approval of any permitted non-audit service to the committee at the next meeting following any such pre-approval. None of the fees paid to the independent registered public accounting firm under the categories Audit-Related, Tax and All Other Fees described above were approved by the committee after services were rendered pursuant to the de minimis exception established by the SEC.

Audit Committee Report
     The Audit Committee assists our Board of Directors in overseeing (i) the integrity of PetroQuest’s financial statements, (ii) PetroQuest’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence and (iv) the performance of PetroQuest’s internal auditors (or other personnel responsible for the internal audit function) and independent auditor. In so doing, it is the responsibility of the committee to maintain free and open communication between the directors, the independent auditor and the financial management of PetroQuest. The committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for PetroQuest. The independent auditor reports directly to the committee.
     Management is responsible for the preparation, presentation, and integrity of PetroQuest’s consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of PetroQuest’s system of internal control over financial reporting. PetroQuest’s independent auditor, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The independent auditor is also responsible for expressing opinions on management’s assessment of the effectiveness of PetroQuest’s internal control over financial reporting and on the effectiveness of PetroQuest’s internal control over financial reporting. The committee’s responsibility is to monitor and oversee these processes and the engagement, independence and performance of PetroQuest’s independent auditor. The committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditor.
     The committee has met with our independent auditor and discussed the overall scope and plans for their audit. The committee met with the independent auditor, with and without management present, to discuss management’s assessment of the effectiveness of PetroQuest’s internal control over financial reporting and the independent auditor’s opinion about management’s assessment and the effectiveness of PetroQuest’s internal control over financial reporting. The committee also discussed with the independent auditor matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of PetroQuest’s consolidated financial statements and the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
     Our independent auditor also provided to the committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and the committee discussed with the independent auditor its independence. When considering Ernst & Young’s independence, the committee considered the non-audit services provided to PetroQuest by the independent auditor and concluded that such services are compatible with maintaining the auditor’s independence.
     The committee has reviewed and discussed PetroQuest’s audited consolidated financial statements for the fiscal year ended December 31, 2006 with management and Ernst & Young. Based on the committee’s review of the audited consolidated financial statements and the meetings and discussions with management and the independent auditors, and subject to the limitations on the committee’s role and responsibilities referred to above and in the Audit Committee Charter, the committee recommended to our Board of Directors that PetroQuest’s audited consolidated financial statements be included in PetroQuest’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.
AUDIT COMMITTEE
Michael L. Finch, Chairman
W. J. Gordon, III
Charles F. Mitchell, II, M.D.
E. Wayne Nordberg
William W. Rucks, IV

Vote Required
     The approval of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007 requires the affirmative vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote. For the approval of the ratification of the appointment of Ernst & Young LLP, you may vote “FOR” or “AGAINST” or abstain from voting. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the effect of a negative vote. If you hold your shares through a broker, bank or other nominee and you do not instruct them on how to vote on this proposal, your broker or other nominee may have authority to vote your shares.
Board Recommendation
     The Board recommends that you vote “FOR” the ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

OTHER INFORMATION
Principal Stockholders
     The following table presents certain information as of March 22, 2007, as to:
•	each stockholder known by us to be the beneficial owner of more than five percent of our outstanding shares of common stock,

•	each director,

•	each executive officer named in the Summary Compensation Table, and

•	all directors and executive officers as a group.

	Shares Beneficially Owned (1)
Name and Address of Beneficial Owner (2)	Number	Percent of Class
Charles T. Goodson (3)	3,831,299	7.7%
Independence Investments LLC (4)	3,134,030	6.3%
Ralph J. Daigle (5)	2,930,782	5.9%
William W. Rucks, IV (6)	1,065,000	2.2%
E. Wayne Nordberg (7)	850,060	1.7%
Daniel G. Fournerat (8)	533,820	1.1%
Michael O. Aldridge (9)	397,114	*
Arthur M. Mixon, III (10)	354,649	*
Stephen H. Green (11)	282,279	*
Michael L. Finch (12)	120,000	*
W. J. Gordon, III (13)	72,500	*
Charles F. Mitchell, II, M.D. (14)	40,000	*
All directors and executive officers as a group (12 persons) (15)	7,962,962	15.7%

*	Less than 1%

(1)	Except as otherwise indicated, all shares are beneficially owned, and the sole investment and voting power is held, by the person named. This table is based on information supplied by officers, directors and principal stockholders and reporting forms, if any, filed with the Securities and Exchange Commission on behalf of such persons.

(2)	Unless otherwise indicated, the address of all beneficial owners of more than five percent of our shares of common stock set forth above is 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508.

(3)	Includes (i) 3,618,632 shares of common stock directly held by Mr. Goodson and (ii) 212,667 shares of common stock issuable on the exercise of vested options. Mr. Goodson has pledged 239,266 of the shares of common stock to an investment firm as security for a margin account.

(4)	Based on a Schedule 13G filed on January 11, 2007 by Independence Investments LLC. The address of Independence is 160 Federal Street, Boston, Massachusetts 02110. Independence has the sole power to dispose or to direct the disposition of 3,134,030 shares, and has the sole power to vote or to direct the vote of 2,483,330 shares.

(5)	The address for Mr. Daigle is 23 Player Bend Drive, The Woodlands, Texas 77382.

(6)	Includes (i) 905,000 shares of common stock directly held by Mr. Rucks and (ii) 160,000 shares of common stock issuable on the exercise of vested options.

(7)	Includes (i) 300,000 shares of common stock directly held by Mr. Nordberg, (ii) 35,000 shares directly held by Hollow Brook Associates, LLC Defined Benefit Plan, (iii) 90,000 shares directly held by E. Wayne Nordberg CGM IRA Custodian, (iv) 120,060 shares of common stock directly and indirectly held by Mr. Nordberg’s wife, (v) 10,000 shares of common stock directly held by Mr. Nordberg’s son, (vi) 10,000 shares of common stock directly held by Mr. Nordberg’s daughter, (vii) 60,000 shares of common stock directly held by the Olivia S. Nordberg Trust, (viii) 75,000 shares of common stock directly held by the Anna and Samuel Nordberg Trust and (ix) 150,000 shares of common stock issuable on the exercise of vested options.

(8)	Includes (i) 275,014 shares of common stock directly held by Mr. Fournerat and (ii) 258,806 shares of common stock issuable in the exercise of vested options.

(9)	Includes (i) 180,668 shares of common stock directly held by Mr. Aldridge and (ii) 216,446 shares of common stock issuable on the exercise of vested options.

(10)	Includes (i) 184,659 shares of common stock directly held by Mr. Mixon and (ii) 169,990 shares of common stock issuable on the exercise of vested options.

(11)	Includes (i) 255,279 shares of common stock directly held by Mr. Green, (ii) 2,995 shares of common stock directly held by Mr. Green’s daughter and (iii) 24,005 shares of common stock issuable on the exercise of vested options.

(12)	Includes (i) 60,000 shares of common stock directly held by Mr. Finch and (ii) 60,000 shares of common stock issuable on the exercise of vested options.

(13)	Includes (i) 2,500 shares of common stock directly held by Mr. Gordon and (ii) 70,000 shares of common stock issuable on the exercise of vested options.

(14)	Includes 40,000 shares of common stock issuable on the exercise of vested options.

(15)	Includes 1,506,596 shares of common stock issuable on the exercise of vested options.

Executive Officers
     Our executive officers serve at the pleasure of our Board of Directors and are subject to annual appointment by the Board at its first meeting following the annual meeting of stockholders. All of our executive officers are listed in the following table, and certain information concerning those officers, except for Mr. Goodson, who is also a member of the Board, follows the table:

Name	Age	Position
Charles T. Goodson	51	Chairman of the Board, Chief Executive Officer, President and Director
Michael O. Aldridge	48	Executive Vice President, Chief Financial Officer and Treasurer
Arthur M. Mixon, III	48	Executive Vice President – Exploration & Production
Daniel G. Fournerat	53	Executive Vice President, General Counsel, Chief Administrative Officer and Secretary
Stephen H. Green	51	Senior Vice President – Exploration
Mark K. Stover	45	Senior Vice President – Business Development
Dalton F. Smith, III	45	Senior Vice President – Land & Acquisitions
     Michael O. Aldridge has served as our Executive Vice President since May 2006, as our Chief Financial Officer since May 2000, as our Treasurer since May 2001 and as a member of our Board of Directors since May 2000. Mr. Aldridge is not standing for re-election as a member of the Board, but has indicated that he will serve until the end of his term, which will expire at the annual meeting. He also served as our Senior Vice President from May 2000 to May 2006 and as our Secretary from May 2000 to May 2001. From 1992 to 1999, Mr. Aldridge served first as Vice President — Controller and then as Vice President — Corporate Communications for Ocean Energy, Inc., a public oil and gas exploration and development company. From 1991 to 1992, he served as Chief Financial Officer for Fleet Petroleum Partners, an independent exploration and production company. Prior to this, he served the oil and gas industry for eleven years with Ernst & Young LLP, where he attained the level of Senior Manager. Mr. Aldridge earned a Bachelor of Science in Accounting from Louisiana State University in 1980 and is a Certified Public Accountant.
     Arthur M. Mixon, III has served as our Executive Vice President – Exploration & Production since May 2006. He also served as our Senior Vice President-Operations from January 2001 to May 2006. From 1981 to 2001, Mr. Mixon accumulated twenty years of experience with BP Amoco PLC, a public petroleum and petrochemical company, in a variety of engineering, supervisory and management positions in the United States, Trinidad and Tobago, and Venezuela. He most recently served as Drilling and Completions Manager-Deepwater Production Business Unit for BP Amoco PLC in Houston, Texas. Mr. Mixon is a Registered Professional Engineer and a member of the Society of Petroleum Engineers, and was 1999 Chairman of the Latin America Drilling Safety Initiative. Mr. Mixon received a Bachelor of Science Degree in Petroleum Engineering from Louisiana State University in 1980.
     Daniel G. Fournerat has served as our Executive Vice President and Chief Administrative Officer since May 2006, as our General Counsel since April 2001 and as our Secretary since May 2001. He also served as a member of our Board of Directors from September 1998 to October 2001 and as our Senior Vice President from April 2001 to May 2006. Mr. Fournerat served as our outside counsel from September 1998 to April 2001. He is an attorney-at-law who practiced oil and gas law with the Onebane Law Firm, a Lafayette, Louisiana law firm, from 1977 to April 2001. Mr. Fournerat earned a Bachelor of Science Degree in Accounting from McNeese State University in 1974 and a Juris Doctorate Degree from Louisiana State University in 1976.
     Stephen H. Green has served as our Senior Vice President – Exploration since December 2001. From September 1999 to December 2001, he served first as our Business Development Manager and then as Vice President-Exploration. Mr. Green served as Vice President of Exploration for Ocean Energy, Inc., a public oil and gas development company, from September 1995 to April 1999. Mr. Green earned a Bachelor of Science in Geology from the University of South Alabama in 1978 and a Masters of Science Degree in Geology from the University of Louisiana Lafayette in 1980.
     Mark K. Stover has served as our Senior Vice President – Business Development since May 2006. He also served as our Vice President – Exploration from June 2005 to May 2006 and as our Exploration Manager from December 2002 to June 2005. Prior to joining us, Mr. Stover worked as a consultant from July 2002 to December 2002, as Exploration Manager for Endeavor Exploration from August 2001 to July 2002 and as

Exploration Manager for Newfield Exploration from 1994 to 2001. Mr. Stover earned a Bachelor of Science in Geology from Waynesburg College in 1984 and a Masters of Science in Geophysics from Wright State University in 1986.
     Dalton F. Smith, III has served as our Senior Vice President – Land & Acquisitions since May 2006. He also served as our Senior Vice President – Business Development & Land from September 2001 to May 2006 and as our Vice President – Business Development & Land from March 2001 to September 2001. From March 1998 to September 1999, Mr. Smith first served as Land Manager – Gulf of Mexico Shelf for UNOCAL Corporation, a major independent oil and gas exploration and production company. From September 1999 to March 2001, Mr. Smith’s managerial oversight was expanded to include all of UNOCAL’s lower 48 onshore land activities in addition to the Gulf of Mexico Shelf. Prior to his employment with Unocal, Mr. Smith served fourteen years with Mobil Oil Corporation. Mr. Smith earned a Bachelor of Science in Petroleum Land Management from the University of Louisiana of Lafayette in 1984 and is a certified professional landman.

Compensation Discussion and Analysis
     Compensation Philosophy and Objectives. Our philosophy in establishing executive compensation policies and practices is to align each element of compensation with our short-term and long-term strategic objectives, while providing competitive compensation that enables us to attract and retain top-quality executive talent.
     The primary objectives of our compensation policies and practices for our named executive officers, which consist of our CEO and our CFO, as well as our other three most highly compensated executive officers, for the fiscal year-end December 31, 2006, are to:
•	Attract, retain, motivate and reward highly qualified and competent executives who have extensive oil and gas industry experience through a mix of base salary, annual cash incentives and long-term equity incentives that recognize individual and company performance; and

•	Provide incentives to increase and maximize stockholder value by
•	Emphasizing equity-based compensation to more closely align the interests of executives with those of our stockholders;

•	Structuring short-term compensation contingent upon the achievement of performance measures intended to reward performance year over year that we believe creates stockholder value in the short-term and over the long-term; and

•	Designing each component of executive compensation to be competitive with the compensation practices of oil and gas industry peer companies.
     We have adopted this philosophy because we believe that it is critical to our continued success and the achievement of our short-term and long-term goals and objectives as a company for our stockholders.
     Administration. Our executive compensation program is administered by the Compensation Committee of our Board of Directors in accordance with the committee’s charter and other corporate governance requirements of the SEC and the NYSE.
     The committee has directly engaged and will engage, from time to time, nationally recognized compensation consultants familiar with the oil and gas industry to advise the committee regarding certain compensation issues. The assignments of the consultants are determined by the committee, although management may have input into these assignments.
     The committee determines the total compensation of the CEO and the nature and amount of each element of CEO compensation. The CEO plays a key role in determining executive compensation for the other named executive officers. The CEO attends the meeting of the committee regarding executive compensation and discusses his recommendations with the committee, including his evaluation of the performance of the other named executive officers in arriving at his recommendations, which are based on his direct evaluation of such executives, after receiving input from the peers of such executives and others, if necessary. These recommendations are considered by the committee, along with other relevant data, in determining the base salary, annual cash incentives, long-term equity incentives, and benefits and perquisites for such executives.
     PetroQuest’s Compensation Program. Based on and consistent with the philosophy and objectives stated above, PetroQuest’s current executive compensation program and its historical programs and practices consist of the following elements:
•	Base salary;

•	Annual cash incentive awards;

•	Long-term equity incentive awards;

•	Post-employment benefits; and

•	Benefits and perquisites.
     We have chosen these elements to remain competitive in attracting and retaining executive talent and to provide strong incentives for consistent high performance with current and potential financial rewards. We pay base salaries as compensation that is fixed and not contingent at a level we think sufficient to be competitive in order to attract and retain highly experienced executive officers who have vast and extensive experience in the oil and gas industry. Actual total compensation and each element of compensation are intended to be fixed within a range that approximates or targets the salaries, annual cash incentives, long-term incentive compensation and total compensation of executive officers within the upper quartile of our peers, as identified and determined by the committee from time to time with the assistance of its compensation consultants, but the committee maintains flexibility to deviate from these practices for individual circumstances. We provide employee benefits such as health, dental and life insurance at no cost to the named executive officers pursuant to plans that are generally available to our employees.
     The amount of additional incentive and reward compensation that the named executive officers are eligible to receive is contingent and may not provide any actual compensation depending upon how well or poorly the business performs, and based on the performance of the individual executive. We think our mix of compensation instills in our executives the importance of achieving our short-term and long-term business goals and objectives and thereby increasing stockholder value.
     We use benchmarking as a tool for determining the appropriate base salaries, annual cash incentives, long-term equity incentives and other financial benefits that comprise the total compensation for the named executive officers. However, this tool is subject to the committee’s overall determination as to the appropriate level of compensation for each named executive officer considering all the relevant factors and circumstances, including our business climate and environment, and is otherwise consistent with our compensation philosophy and objectives.
     In evaluating the data assimilated from peer companies, the committee takes into account differences in the size of individual peer companies. In 2006, the compensation consultant engaged by the committee provided the committee with executive compensation data as part of its comparative process. The committee used the data as a basis to include both smaller and larger companies in the peer group similar to the method used by the investment community in comparing the company to peer companies. The committee, in monitoring the peer industry practices, may make modifications to the peer group from time to time due to consolidations within and for new companies entering the oil and gas exploration and production industry, or for other reasons. The committee will continue to monitor the appropriateness of the peer group and the relative measures drawn from the process with the primary objective of utilizing a peer group that provides the most appropriate comparison to the company as part of the committee’s competitiveness evaluation.
     Consistent with our total executive compensation philosophy set forth above, in setting executive compensation the committee considers the total compensation payable to a named executive officer and the form of the compensation. The committee seeks to achieve a balance between immediate cash rewards for the achievement of annual company-wide objectives and individual objectives, and long-term incentives that vest over time and that are designed to align the interests of our named executive officers with those of our stockholders.
     The committee determines the size and relative size of each element of compensation based primarily on:
•	the achievement of company performance goals based on our strategic plan and annual business plan;

•	market practices determined from benchmarking data from our peer group; and

•	individual performance.
     The percentage of compensation that is contingent incentive compensation typically increases in relation to an executive’s responsibilities within the company, with contingent incentive compensation for more senior executives being a greater percentage of total compensation than for less senior executives. The committee believes that making a significant portion of an executive’s incentive compensation contingent on long-term stock price performance more closely aligns the executive’s interests with those of our stockholders.
     The committee also compares our CEO’s compensation with that of the other named executive officers in order to determine an appropriate level of compensation based on benchmarking data from peer companies and to otherwise confirm that it is appropriate based on all relevant factors and circumstances.
     Additional details regarding each element of our executive compensation program are as follows:
     Base Salaries. The base salary range for each executive officer was established in 2006 within a range established as a result of an executive compensation study undertaken by the committee with the assistance of a human resources executive compensation consultant engaged by the committee. The base salary takes into consideration the individual titles, duties, responsibilities, scope of control and accountability for each position and the current and anticipated competitive environment of the oil and gas industry in general, and exploration and production companies in particular. Actual salaries are intended to be set within a range that approximates or targets the salaries of executive officers serving in similar positions in companies that are within the upper quartile of our peers, as identified and determined by the committee from time to time with the assistance of its compensation consultants, but the committee maintains flexibility to deviate from these practices for individual circumstances.
     The committee approves all increases in base salary for our executive officers in advance. The committee reviews salaries of executive officers at periodic intervals and awards increases, as appropriate, generally at twelve- to fifteen-month intervals. In assessing the amount and timing of salary adjustments the committee considers individual performance, changes in functions and responsibilities, if any, competitive salaries and peer comparisons, and relative positions within the company. Base salaries for all named executive officers for 2006 are shown in the “Salary” column of the Summary Compensation Table.
     Annual Cash Incentive Compensation. The named executive officers are each eligible for consideration for annual cash incentive compensation awards under the PetroQuest Energy, Inc. Annual Cash Bonus Plan, as adopted May 16, 2006. The Annual Cash Bonus Plan links annual cash incentive compensation to achievement of our short-term business objectives and stockholders’ interests as a whole.
     Under the Annual Cash Bonus Plan, the committee establishes objective performance measures, thresholds and goals for each calendar year. For 2006, the committee adopted nine objective performance criteria, including stock price performance, stock price performance in relation to a peer group selected by the committee, growth in earnings per share, growth in cash flow per share, increase in net asset value per share, production growth, drilling success rate, reserve replacement ratio and authority for expenditure performance. In order to assess and evaluate annual company performance the committee, pursuant to the terms of the Annual Cash Bonus Plan, assigned relative point values to each of the criteria totaling 75 points, set minimum and maximum performance thresholds for each of the criteria and reserved an additional 25 discretionary points for consideration by the committee.
     The committee has established, under the Annual Cash Bonus Plan, minimum, target and maximum potential annual bonuses for the named executive officers. The minimum bonus for the CEO, each Executive Vice President and each Senior Vice President is zero, the target bonus for the CEO, each Executive Vice President and each Senior Vice President is 100% of base salary, the maximum bonus for the CEO is 150% of base salary, the maximum bonus for each Executive Vice President is 135% of base salary and the maximum bonus for each Senior Vice President is 125% of base salary, provided that in each year each of Executive Vice President and Senior Vice President is eligible for consideration for a maximum bonus based strictly on exemplary and extra-ordinary individual performance equal to 150% of base salary.
     In effectuating the Annual Cash Bonus Plan, the committee determines the total points earned under the Annual Cash Bonus Plan for each plan year, and applies the percentage to the total of the target amounts for each executive officer and company employee to determine the amount generally available for distribution under the Annual Cash Bonus Plan. Individual cash bonus awards for the CEO and the other named executive officers are then determined, up to the maximum bonus, based on individual performance as determined by the committee, after receipt of an evaluation by and consultation with the CEO.
     Annual cash incentive awards attributable to the company’s and individual performance in 2006 were determined by the committee in February 2007 and distributed in March 2007. For 2006, the committee determined that the company achieved 80 of the 100 points available under the Annual Cash Bonus Plan, excluding the effect of FAS 123R with respect to growth in earnings per share.
     Long-Term Equity Incentive Compensation. The committee provides stock or equity incentives and rewards to executive officers in order to link the executive’s long term interests to those of our stockholders and to encourage stock ownership by executives as a means of aligning the executives’ long terms interests with those of our stockholders.
     The PetroQuest Energy, Inc. 1998 Incentive Plan, as amended and restated effective March 16, 2006, which was approved by our stockholders in May 2006, provides for grants of stock options, restricted stock, performance-based awards and other stock-based awards to our CEO, other named executive officers and other employees. The committee believes that the stock option awards and restricted stock awards granted under the 1998 Incentive Plan provide a significant link between the compensation of the named executive officers and other employees on the one hand and PetroQuest’s long-term goals and stockholders’ interests on the other.
     In 2006, the committee awarded incentive stock options, non-qualified stock options and restricted stock to the named executive officers and all of our employees in recognition of past company and individual performance consistent with its philosophy as stated above and in order to meet its compensation objectives, after consultation with the committee’s compensation consultant. In March 2007, the committee made long-term incentive awards in the form of incentive stock options, non-qualified stock options and restricted stock to the named executive officers and our other employees in furtherance of its compensation objectives.

     The committee exercises its discretion each year in determining the mix between and among awards of incentive stock options, non-qualified stock options and restricted stock. In 2006 and 2007, the committee determined the amount of compensation to be distributed in long-term equity incentive awards for named executive officers based on a multiple of base salary and then allocated the awards between incentive stock options, non-qualified options and restricted stock after consultation with its compensation consultants.
     In 2006, the committee allocated the awards to the named executive officers as follows, based on values at the time of the grants: 81% in restricted stock and 19% incentive stock options and non-qualified stock options. The allocation was based on the fact that the company made limited, inconsistent long-term equity incentive awards over the past several years and the awards were designed, in part, as a special recognition award to reward the efforts and results achieved during that period. The compensation consultant retained by the committee recommended using restricted stock awards to deliver the value, with recognition that restricted stock provides strong retention value for key performers.
     In 2007, the committee set awards for the CEO at 200% of base salary, for the Executive Vice Presidents at 150% of base salary and for the Senior Vice Presidents at 85% of base salary, and allocated the awards as follows: 60% of the current value of the awards were delivered in incentive stock options and non-qualified stock options and 40% of the current value of the awards were delivered in restricted stock.
     Stock Options. As part of its executive compensation program, the committee, in the exercise of its discretion, annually considers awards of stock options to executive officers and other key management employees. The exercise price of stock options is based on the fair market value of a share of our common stock on the date of grant, which, under our 1998 Incentive Plan, is the closing sales price on the immediately preceding business day of a share of our common stock as reported on the NYSE.
     Historically, stock options granted under the 1998 Incentive Plan have vested ratably on the first, second and third anniversaries of the grant date so that the options are fully vested after three years. Stock option grants are available for exercise for ten years from the date of grant. Since stock options are priced at fair market value, the options will only have value to the grantee if the market price of our common stock increases after the grant of the option. Outstanding options that have not vested are forfeited when active service with PetroQuest terminates, except in the event of death or disability.
     Restricted Stock. In May 2006 and March 2007, the committee awarded the named executive officers and our other employees restricted stock pursuant to the terms of the 1998 Incentive Plan, and it is anticipated that the committee will continue to consider and make such awards to named executive officers annually under the 1998 Incentive Plan. Transfer restrictions on restricted stock will lapse as to 25% of the restricted shares on each of the first, second, third and fifth anniversaries of the grant date, so that the transfer restrictions on 100% of the restricted shares will lapse after five years. Restricted stock still subject to transfer restrictions will be forfeited when active service with the company terminates, except in the case of death, disability, or retirement.
     Post-Employment Benefits. We have entered into employment and termination agreements with our executive officers which provide for the payment of severance and other post-termination benefits depending on the nature of the termination, including, severance payments in the event of a termination following a “change in control.” The committee believes that the terms and conditions of these agreements are reasonable and assist us in retaining the executive talent needed to achieve our objectives. In particular, the termination agreements, in the event of a “change in control,” help executives focus their attention on the performance of their duties in the best interests of the stockholders without being concerned about the consequences to them of a change in control and help promote continuity of senior management. Information regarding the specific payments that are applicable to each termination event, as well as the effect on unvested equity awards, is provided under the heading “– Named Executive Officer Compensation – Employment Agreements and Potential Benefits Upon Termination or Change-in-Control” below.
     Benefits and Executive Perquisites. As executives and employees of PetroQuest, the named executive officers are eligible to participate in the health, dental, short-term disability and long-term disability insurance plans and programs provided to all company employees, but at no cost to the named executive officers. We also provide each named executive officer with term life insurance equal the executive’s base salary, subject to a $250,000 limit, under a company-sponsored plan at no cost to the executive. Named executive officers are also eligible to participate in our 401(k) plan, which is generally available to all of our employees. For those who participate, we contribute matching payments of up to 4.5% of the contributions by the named executive officer to the plan. Named executive officers also receive annual paid vacation time, sick leave, holidays and bereavement days, and are eligible to receive re-imbursement of the monthly cost of a local industry-related social and professional club.

     Impact of Accounting and Tax Treatments. Section 162(m) of the Internal Revenue Code limits tax deductions for certain executive compensation over $1 million. Certain types of compensation are deductible only if performance criteria are specified in detail, and stockholders have approved the compensation arrangements. The restricted stock awards to named executive officers in 2006 and 2007 do not qualify as performance-based under Section 162(m). The committee remains aware of these provisions and may in the future determine to make restricted stock grants whereby all or any of such awards may qualify for deductibility, but the committee has not yet adopted a formal policy with respect to qualifying compensation paid to the named executive officers for an exemption from this limitation on deductibility imposed by this section.
     On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not yet become effective, we believe that we are operating in good faith compliance with the statutory provisions which were effective January 1, 2005.
     Other Compensation Matters. We have not formally adopted a provision that would allow recovery of compensation in any form that was paid or granted to executive officers based on reporting of inaccurate financial results. However, it is the stated intention of the Board of Directors and senior management that to the extent any executive is complicit in fraudulent actions that substantially contributed to any misstatement of financial statements that requires a restatement, we will pursue all appropriate remedies to recover the amount of any compensation paid or granted to said individual to the extent the compensation paid or granted exceeds the amount that would have been paid or granted to said individual based on the restated financial statements.
Compensation Committee Report
     The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based upon such review and discussions, and such other matters deemed relevant and appropriate by the committee, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in PetroQuest’s Proxy Statement for its 2007 Annual Meeting of Stockholders.
COMPENSATION COMMITTEE
Charles F. Mitchell, II, M.D., Chairman
Michael L. Finch
W. J. Gordon, III
E. Wayne Nordberg
William W. Rucks, IV
Compensation Committee Interlocks and Insider Participation
     Michael L. Finch, W. J. Gordon, III, Charles F. Mitchell, II, M.D., E. Wayne Nordberg and William W. Rucks, IV served on the Compensation Committee in 2006. No member of the committee has served as one of our officers or employees at any time. None of our executive officers serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our Board of Directors or Compensation Committee.

Named Executive Officer Compensation
     Summary Compensation Table. The following table summarizes the compensation of our principal executive officer and our principal financial officer, as well as our other three most highly compensated executive officers, for the fiscal year-end December 31, 2006. We refer to these individuals throughout this proxy statement as the “named executive officers.”
Summary Compensation Table
for Fiscal Year-End December 31, 2006

						Non-Equity
						Incentive
						Plan	All Other
				Stock	Option	Compen-	Compen-
Name and		Salary	Bonus	Awards	Awards	sation	sation		Total
Principal Position	Year	($) (1)	($) (2)	($) (3)	($) (3)	($) (4)	($)		($)
Charles T. Goodson	2006	400,000	0	508,334	154,135	320,000	30,418	(5)	1,412,887
Chief Executive Officer & President

Michael O. Aldridge	2006	241,250	0	518,500	123,580	177,000	23,814	(6)	1,084,144
Executive Vice President, Chief Financial Officer & Treasurer

Arthur M. Mixon, III	2006	250,625	0	547,093	259,470	230,000	25,133	(7)	1,312,321
Executive Vice President – Exploration & Production

Daniel G. Fournerat	2006	240,000	0	514,688	296,498	216,000	22,790	(8)	1,289,976
Executive Vice President, General Counsel & Secretary

Stephen H. Green	2006	209,791	0	428,905	95,353	162,000	864,649	(9)	1,760,698
Senior Vice President – Exploration

(1)	Effective May 16, 2006, the annual base salaries of Messrs. Aldridge, Mixon, Fournerat and Green were increased to $272,000, $287,000, $270,000 and $225,000, respectively.

(2)	No bonus was paid to a named executive officer other than as part of a non-equity incentive plan.

(3)	The amounts in the “Stock Awards” and “Option Awards” columns reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R, of awards pursuant to our 1998 Incentive Plan, and thus may include amounts from awards granted both in and prior to 2006. Assumptions used in the calculation of these amounts are included in Note 1 — “Organization and Summary of Significant Accounting Policies — New Accounting Standards” to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2007. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(4)	The amounts in the “Non-Equity Incentive Plan Compensation” column reflect cash awards earned under our Annual Cash Bonus Plan. See “– Compensation Discussion and Analysis – PetroQuest’s Compensation Program – Annual Cash Incentive Compensation” above for a description of the Annual Cash Bonus Plan.

(5)	Amount for Mr. Goodson includes (i) $15,000 in matching contributions made by us under our 401(k) plan, (ii) $13,935 in medical and dental insurance premiums paid by us on his behalf, (iii) $379 in life insurance premiums paid by us on his behalf and (iv) $1,104 in organization dues.

(6)	Amount for Mr. Aldridge includes (i) $10,500 in matching contributions made by us under our 401(k) plan, (ii) $12,935 in medical and dental insurance premiums paid by us on his behalf and (iii) $379 in life insurance premiums paid by us on his behalf.

(7)	Amount for Mr. Mixon includes (i) $10,715 in matching contributions made by us under our 401(k) plan, (ii) $12,935 in medical and dental insurance premiums paid by us on his behalf, (iii) $379 in life insurance premiums paid by us on his behalf and (iv) $1,104 in organization dues.

(8)	Amount for Mr. Fournerat includes (i) $10,443 in matching contributions made by us under our 401(k) plan, (ii) $10,864 in medical and dental insurance premiums paid by us on his behalf and (iii) $379 in life insurance premiums paid by us on his behalf and (iv) $1,104 in organization dues.

(9)	Amount for Mr. Green includes (i) $9,084 in matching contributions made by us under our 401(k) plan, (ii) $12,935 in medical and dental insurance premiums paid by us on his behalf, (iii) $355 in life insurance premiums paid by us on his behalf, (iv) $1,104 in organization dues and (v) $841,171 of revenues in connection with overriding royalty interests. See “– Certain Relationships and Related Transactions – Working Interest and Overriding Royalty Interest Owners” for a description of the overriding royalty interests.

     Grants of Plan-Based Awards Table. The following table provides information on stock options and restricted stock granted in 2006 to each of the named executive officers. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized.
Grants of Plan-Based Awards
for Fiscal Year-End December 31, 2006

					All Other	All Other
					Stock	Option			Grant
					Awards:	Awards:			Date Fair
		Estimated Possible Payouts			Number of	Number of	Exercise or	Closing	Value of
		Under Non-Equity			Shares of	Securities	Base Price	Price on	Stock and
		Incentive Plan Awards (1)			Stock or	Underlying	of Option	Grant	Option
	Grant	Threshold	Target	Maximum	Units	Options	Awards	Date	Award
Name	Date	($)	($)	($)	(#) (2)	(#) (2)	($/Sh) (3)	($/Sh) (3)	($)
Charles T. Goodson	N/A	0	400,000	600,000	—	—	—	—	N/A
	08/09/2006	—	—	—	212,578	—	—	—	2,400,006
	08/09/2006	—	—	—	—	81,159	11.29	11.58	551,881

Michael O. Aldridge	N/A	0	272,000	408,000	—	—	—	—	N/A
	05/16/2006	—	—	—	151,814	—	—	—	1,632,001
	05/16/2006	—	—	—	—	56,836	10.75	10.90	375,118

Arthur M. Mixon, III	N/A	0	287,000	430,500	—	—	—	—	N/A
	05/16/2006	—	—	—	160,186	—	—	—	1,722,000
	05/16/2006	—	—	—	—	59,970	10.75	10.90	395,802

Daniel G. Fournerat	N/A	0	270,000	405,000	—	—	—	—	N/A
	05/16/2006	—	—	—	150,698	—	—	—	1,620,004
	05/16/2006	—	—	—	—	56,418	10.75	10.90	372,359

Stephen H. Green	N/A	0	225,000	337,500	—	—	—	—	N/A
	05/16/2006	—	—	—	125,581	—	—	—	1,349,996
	05/16/2006	—	—	—	—	47,015	10.75	10.90	310,299

(1)	The amounts shown reflect possible payouts under our Annual Cash Bonus Plan. See “– Compensation Discussion and Analysis – PetroQuest’s Compensation Program – Annual Cash Incentive Compensation” above for a description of the Annual Cash Bonus Plan.

(2)	Grants of stock awards and option awards are made pursuant to our 1998 Incentive Plan.

(3)	The exercise price of option awards is based on the fair market value of a share of our common stock on the date of grant, which, under our 1998 Incentive Plan, is the closing sales price on the immediately preceding business day of a share of common stock as reported on the NYSE.
     Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table. See “– Employment Agreements and Potential Benefits Upon Termination or Change-in-Control” below for the material terms of our employment agreement with our named executive officers. See footnotes to the Summary Compensation Table and Grants of Plan-Based Awards Table for narrative with respect to those tables.

     Outstanding Equity Awards at Fiscal Year-End Table. The following table shows the number of shares covered by exercisable and unexercisable options and shares of restricted stock for which transfer restrictions had not yet lapsed held by our named executive officers on December 31, 2006.
Outstanding Equity Awards
at Fiscal Year-End December 31, 2006

	Option Awards					Stock Awards
	Number of	Number of				Number of
	Securities	Securities				Shares or	Market Value
	Underlying	Underlying				Units of	of Shares or
	Unexercised	Unexercised				Stock That	Units of Stock
	Options	Options		Option	Option	Have Not	That Have
	(#)	(#)		Exercise Price	Expiration	Vested	Not Vested
Name	Exercisable	Unexercisable		($)	Date	(#)	($) (1)
Charles T. Goodson	66,000	0		0.94	08/31/2008	212,578 (2)	2,708,244
	75,000	0		3.125	11/30/2010	—	—
	5,000	0		3.17	01/25/2014	—	—
	66,667	33,333	(3)	3.53	06/02/2014	—	—
	0	81,159	(4)	11.29	08/08/2016	—	—

Michael O. Aldridge	100,000	0		1.5625	05/07/2010	151,814 (5)	1,934,110
	37,500	0		3.125	11/20/2010	—	—
	15,000	0		3.17	01/25/2014	—	—
	30,000	15,000	(6)	3.38	05/05/2014	—	—
	0	56,836	(7)	10.75	05/15/2016	—	—

Arthur M. Mixon, III	75,000	0		3.17	01/25/2014	160,186 (5)	2,040,770
	50,000	25,000	(6)	3.38	05/05/2014	—	—
	0	59,970	(7)	10.75	05/05/2016	—	—

Daniel G. Fournerat	50,000	0		0.8479	08/31/2008	150,698 (5)	1,919,893
	30,000	0		3.125	11/30/2010	—	—
	115,000	0		3.17	01/25/2014	—	—
	30,000	15,000	(6)	3.38	05/05/2014	—	—
	0	56,418	(7)	10.75	05/15/2016	—	—

Stephen H. Green	0	8,333	(6)	3.38	05/05/2014	125,581 (5)	1,599,902
	0	47,015	(7)	10.75	05/15/2016	—	—

(1)	Calculated based upon the closing market price of our common stock on December 29, 2006, which was $12.74 per share.

(2)	The transfer restrictions on these shares of restricted stock will lapse in four equal installments on August 9, 2007, August 9, 2008 and August 9, 2009 and August 9, 2011.

(3)	These options will vest in one installment on June 3, 2007.

(4)	These options will vest in three installments on August 9, 2007, August 9, 2008 and August 9, 2009.

(5)	The transfer restrictions on these shares of restricted stock will lapse in four equal installments on May 16, 2007, May 16, 2008, May 16, 2009 and May 16, 2011.

(6)	These options will vest in one installment on May 6, 2007.

(7)	These options will vest in three installments on May 16, 2007, May 16, 2008 and May 16, 2009.

     Option Exercises and Stock Vested Table. The table below shows the number of shares of our common stock acquired by our named executive officers during 2006 upon the exercise of options.
Option Exercises and Stock Vested
as of Fiscal Year-End December 31, 2006

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired on	on	Acquired on	on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
Charles T. Goodson	—	—	—	—
Michael O. Aldridge	—	—	—	—
Arthur M. Mixon, III	—	—	—	—
Daniel G. Fournerat	—	—	—	—
Stephen H. Green	116,667	1,043,894	—	—
     Employment Agreements and Potential Benefits Upon Termination or Change-in-Control. We have employment agreements with our named executive officers Charles T. Goodson, Michael O. Aldridge, Arthur M. Mixon, III, Daniel G. Fournerat and Stephen H. Green providing for annual base salaries of $400,000, $272,000, $287,000, $270,000 and $225,000, respectively. The Board of Directors (or a committee thereof), in its discretion, may increase the base salaries based on relevant circumstances and, for each fiscal year, award an annual bonus (either pursuant to a bonus or incentive plan or program of ours or otherwise). During the term of the employment agreements, the executives are eligible to participate in all incentive, savings and retirement plans (including 401(k) plans), programs and welfare plans currently maintained or established by us for the benefit of our executive officers or employees. In addition, we are required to provide the executives with life insurance on mutually agreeable terms.
     Each of the employment agreements has a term of three years, except for Mr. Green’s, which provides for an initial term of two years, with automatic one-year renewals thereafter unless terminated. Each agreement may be terminated by the executive voluntarily, by us with or without “cause” or by the death or “disability” of the executive. The amount of compensation payable to each executive upon the occurrence of each of the foregoing events is discussed in the tables below.
     Each agreement prohibits the executive from engaging in various activities outside his employment with PetroQuest without our approval and prohibits the disclosure of confidential information. In addition, each agreement contains a non-competition agreement and non-solicitation restrictions prohibiting the executive from competing with PetroQuest or soliciting its employees, customers or acquisition prospects during his employment and for one year after termination of the agreement for cause or by the executive for any reason, subject to certain exceptions.
     We have also termination agreements with Messrs. Goodson, Aldridge, Mixon, Fournerat and Green providing for the payment of severance benefits upon a “change in control” and subsequent termination of the executive’s employment within two years after such “change in control” by us other than for “cause” or by the executive for “good reason.” Each of the agreements has a term of three years after January 1 of the year following the year of execution with automatic one-year renewals unless, not later than September 30 of the preceding year, we give notice of our intent not to extend any of the agreements. Even if we timely give notice, each of the agreements will automatically be extended for 24 months beyond its term if a “change in control” occurred during the term of any of the agreements. An executive is not entitled to any benefits under the agreement if the executive’s employment terminates due to executive’s retirement at age 65, executive’s “total and permanent disability” or executive’s death. We are required to reimburse the executives for all fees and expenses incurred by them in disputing any notice of termination under the agreements, in seeking to enforce the agreements or in connection with any tax audit or proceeding relating to the application of excise taxes to any payment or benefit under the agreements. The amount of compensation payable to each executive under the agreements is discussed in the tables below.

     The following tables describe the potential payments upon termination or a change in control for Messrs. Goodson, Aldridge, Mixon, Fournerat and Green.
Charles T. Goodson
Chairman of the Board, Chief Executive Officer and President

			Involuntary			After a
	Voluntary	For Cause	Not for Cause	Death or		Change in
Executive Benefits and Payments	Termination	Termination	Termination	Disability	Retirement	Control
Upon Termination (1)	($)	($)	($)	($)	($)	($)
Compensation
Severance (2)	0	0	400,000	400,000	0	800,000
Annual Cash Incentive (3)	0	0	0	0	0	1,200,000
Long-term Equity Incentives
Stock Options (Unvested and Accelerated) (4)	0	0	0	2,586,456	0	2,586,456
Restricted Stock (Unvested and Accelerated) (5)	0	0	0	2,708,244	2,708,244	2,708,244

Benefits and Perquisites
Health and Welfare Benefits Continuation (6)	0	0	13,194	0	0	26,388
Tax Gross-up (7)	0	0	0	0	0	2,798,287

Total	0	0	413,194	5,694,700	2,708,244	10,119,375
Michael O. Aldridge
Executive Vice President, Chief Financial Officer and Treasurer

			Involuntary			After a
	Voluntary	For Cause	Not for Cause	Death or		Change in
Executive Benefits and Payments	Termination	Termination	Termination	Disability	Retirement	Control
Upon Termination (1)	($)	($)	($)	($)	($)	($)
Compensation
Severance (2)	0	0	272,000	272,000	0	544,000
Annual Cash Incentive (3)	0	0	0	0	0	652,000
Long-term Equity Incentives
Stock Options (Unvested and Accelerated) (4)	0	0	0	2,156,167	0	2,156,167
Restricted Stock (Unvested and Accelerated) (5)	0	0	0	1,934,110	1,934,110	1,934,110

Benefits and Perquisites
Health and Welfare Benefits Continuation (6)	0	0	13,194	0	0	26,388
Tax Gross-up (7)	0	0	0	0	0	3,354,474

Total	0	0	285,194	4,362,277	1,934,110	8,667,139
Arthur M. Mixon, III
Executive Vice President – Exploration & Production

			Involuntary			After a
	Voluntary	For Cause	Not for Cause	Death or		Change in
Executive Benefits and Payments	Termination	Termination	Termination	Disability	Retirement	Control
Upon Termination (1)	($)	($)	($)	($)	($)	($)
Compensation
Severance (2)	0	0	287,000	287,000	0	574,000
Annual Cash Incentive (3)	0	0	0	0	0	667,000
Long-term Equity Incentives
Stock Options (Unvested and Accelerated) (4)	0	0	0	1,539,090	0	1,539,090
Restricted Stock (Unvested and Accelerated) (5)	0	0	0	2,040,770	2,040,770	2,040,770

Benefits and Perquisites
Health and Welfare Benefits Continuation (6)	0	0	13,194	0	0	26,388
Tax Gross-up (7)	0	0	0	0	0	1,693,972

Total	0	0	300,194	3,866,860	2,040,770	6,541,220
Daniel G. Fournerat
Executive Vice President, General Counsel, Chief Administrative Officer and Secretary

			Involuntary			After a
	Voluntary	For Cause	Not for Cause	Death or		Change in
Executive Benefits and Payments	Termination	Termination	Termination	Disability	Retirement	Control
Upon Termination (1)	($)	($)	($)	($)	($)	($)
Compensation
Severance (2)	0	0	270,000	270,000	0	540,000
Annual Cash Incentive (3)	0	0	0	0	0	650,000
Long-term Equity Incentives
Stock Options (Unvested and Accelerated) (4)	0	0	0	2,517,077	0	2,517,077
Restricted Stock (Unvested and Accelerated) (5)	0	0	0	1,919,893	1,919,893	1,919,893

Benefits and Perquisites
Health and Welfare Benefits Continuation (6)	0	0	11,081	0	0	22,162
Tax Gross-up (7)	0	0	0	0	0	2,446,227

Total	0	0	281,081	4,706,970	1,919,893	8,095,359

Stephen H. Green
Senior Vice President – Exploration

			Involuntary			After a
	Voluntary	For Cause	Not for Cause	Death or		Change in
Executive Benefits and Payments	Termination	Termination	Termination	Disability	Retirement	Control
Upon Termination (1)	($)	($)	($)	($)	($)	($)
Compensation
Severance (2)	0	0	225,000	225,000	0	450,000
Annual Cash Incentive (3)	0	0	0	0	0	585,000
Long-term Equity Incentives
Stock Options (Unvested and Accelerated) (4)	0	0	0	171,557	0	171,557
Restricted Stock (Unvested and Accelerated) (5)	0	0	0	1,599,902	1,599,902	1,599,902

Benefits and Perquisites
Health and Welfare Benefits Continuation (6)	0	0	13,194	0	0	26,388
Tax Gross-up (7)	0	0	0	0	0	962,139

Total	0	0	238,194	1,996,459	1,599,902	3,794,986

(1)	For purposes of this analysis, we assumed that the effective date of termination is December 31, 2006, the price per share of our common stock on the date of termination is $12.74 per share and that the executive’s compensation is as follows: Mr. Goodson’s base salary is equal to $400,000 and short-term incentive target opportunity is equal to 100% of base salary; Mr. Aldridge’s base salary is equal to $272,000 and short-term incentive target opportunity is equal to 100% of base salary; Mr. Mixon’s base salary is equal to $287,000 and short-term incentive target opportunity is equal to 100% of base salary; Mr. Fournerat’s base salary is equal to $270,000 and short-term incentive target opportunity is equal to 100% of base salary; and Mr. Green’s base salary is equal to $225,000 and short-term incentive target opportunity is equal to 100% of base salary.

(2)	Under “Involuntary Not for Cause Termination” and “Death or Disability,” severance is calculated as 1x base salary and is payable in equal semi-monthly installments for 12 months following the date of termination. Under “After a Change in Control,” severance is calculated as 2x base salary and is payable in a lump sum not later than the fifth day following the date of termination.

(3)	Under “After a Change in Control,” short-term incentive is calculated as 2x the executive’s most recent annual bonus, which amount is payable in a lump sum not later than the fifth day following the date of termination, plus the executive’s target bonus under the Annual Cash Bonus Plan pro rated for the plan year in which the “change in control” occurs, which amount is payable as soon as administratively feasible but in no event later than 2 1/2 months after the “change in control” occurs. See “– Compensation Discussion and Analysis – PetroQuest’s Compensation Program – Annual Cash Incentive Compensation” above for a description of the Annual Cash Bonus Plan.

(4)	Pursuant to the terms of our 1998 Incentive Plan and incentive agreements thereunder, under “Death or Disability” or “After a Change in Control,” the vesting of all outstanding stock options will be accelerated and all stock options shall be 100% vested on the date of termination of employment or the date immediately preceding a “change in control.”

(5)	Pursuant to the terms of our 1998 Incentive Plan and incentive agreements thereunder, under “Death or Disability,” “Retirement” or “After a Change in Control,” all restrictions and conditions on shares of restricted stock will be deemed satisfied and will be fully vested on the date of termination of employment or the date immediately preceding a “change in control.”

(6)	Health and Welfare Benefits Continuation is calculated as 12 months under “Involuntary Not for Cause Termination” and as 24 months under “After a Change in Control.” Benefits payable under “After a Change in Control” will be reduced to the extent substantially similar benefits are actually received by or made available to the executive by any other employer during the 24-month period at a cost to the executive that is commensurate with the cost incurred by the executive immediately prior to the executive’s date of termination, subject to certain conditions. Amounts are based on COBRA rate.

(7)	In the event that the executive becomes entitled to the severance benefits under the termination agreement or any other agreement, plan, instrument or obligation, in whatever form, of ours, including by reason of the accelerated vesting of stock options or restricted stock hereunder or thereunder, and in the event that any of such benefits will be subject to an excise tax, we will pay to the executive an additional amount such that the net amount retained by the executive, after deduction of any excise tax on such benefits and any federal, state and local income tax, excise tax and FICA and Medicare withholding taxes upon such additional amount will be equal to the such benefits, subject to certain conditions.

Securities Authorized For Issuance Under Equity Compensation Plans
     The following table sets forth information regarding our equity compensation plans as of December 31, 2006:
Equity Compensation Plan Information

			Number of securities
			remaining available for
	Number of securities	Weighted-average	future issuance under
	to be issued upon	exercise price of	equity compensation
	exercise of	outstanding	plans (excluding
	outstanding options,	options, warrants	securities reflected in
Plan category	warrants and rights(1)	and rights	column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,520,811	$5.18	1,472,893

Equity compensation plans not approved by security holders	0	$0	0

Total	2,520,811	$5.18	1,472,893

(1)	Includes only options outstanding under our 1998 Incentive Plan. The total number of shares of common stock available for issuance under the 1998 Incentive Plan was equal to the greater of (i) 15% of the number of issued and outstanding shares of our common stock as of the first day of our then-current fiscal quarter or (ii) 7,000,000.
Certain Relationships and Related Transactions
     Policies and Procedures with Respect to Related Party Transactions. The charter of the Audit Committee requires that the Audit Committee review and approve all insider and affiliated party transactions.
     Working Interest and Overriding Royalty Interest Owners. Charles T. Goodson, Ralph J. Daigle, our former Executive Vice President, Stephen H. Green and Mark K. Stover, or their affiliates, are working interest owners and overriding royalty interest owners, and E. Wayne Nordberg is a working interest owner in particular properties operated by us or in which we also hold a working interest. As working interest owners, they are required to pay their proportionate share of all costs and are entitled to receive their proportionate share of revenues in the normal course of business. As overriding royalty interest owners, they are entitled to receive their proportionate share of revenues in the normal course of business.
     During the year ended December 31, 2006, in their capacities as working interest owners or overriding royalty interest owners, revenues, net of costs were disbursed to Messrs. Goodson, Daigle, Green, Stover and Nordberg, or their affiliates, in the approximate amounts of $253,400, $157,200, $896,200, $110,700 and $55,000, respectively. With respect to Messrs. Goodson and Daigle, or their affiliates, gross revenues attributable to interests, properties or participation rights held by them prior to Messrs. Goodson and Daigle joining us as officers and directors on September 1, 1998 represent approximately 91% and 65%, respectively, of the gross revenues received by them in 2006.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.
     To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2006, our officers, directors and greater than 10% beneficial owners timely filed all required Section 16(a) reports.

Other Matters
     The Annual Report to Stockholders on Form 10-K covering the fiscal year ended December 31, 2006 has been mailed to each stockholder entitled to vote at the annual meeting. Investors may request our Form 10-K, Form 10-Qs and other information by calling (337) 232-7028 or writing to the address below:
PetroQuest Energy, Inc.
Corporate Communications
400 E. Kaliste Saloom Road, Suite 6000
Lafayette, Louisiana 70508
     The persons designated to vote shares covered by our Board of Directors’ proxies intend to exercise their judgment in voting such shares on other matters that may properly come before the meeting. Management does not expect that any matters other than those referred to in this Proxy Statement will be presented for action at the meeting.
Deadline for Receipt of Stockholder Proposals
     If you want us to consider including a proposal in our Proxy Statement for our 2008 Annual Meeting of Stockholders you must deliver a copy of your proposal to PetroQuest’s Secretary at our principal executive offices at 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508 no later than December 15, 2007.
     If you intend to present a proposal at our 2008 Annual Meeting of Stockholders, including director nominations, but you do not intend to have it included in our 2008 Proxy Statement, you must deliver a copy of your proposal to PetroQuest’s Secretary at our principal executive offices listed above no later than March 16, 2008 and no earlier than January 16, 2008, and must contain certain information specified in our Bylaws. If the date of PetroQuest’s 2008 Annual Meeting of Stockholders is more than 30 calendar days before or after the one-year anniversary date of our 2007 Annual Meeting, your notice of a proposal will be timely if we receive it by the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of such meeting was mailed to the stockholders or the date on which it is first disclosed to the public. If we do not receive notice of your proposal within this time frame, our management will use its discretionary authority to vote the shares it represents as our Board of Directors may recommend.
Sincerely,
/s/ Daniel G. Fournerat
Daniel G. Fournerat
Executive Vice President, General Counsel,
Chief Administrative Officer and Secretary
April 13, 2007

0            ■

PETROQUEST ENERGY, INC.
THE BOARD OF DIRECTORS SOLICITS THIS PROXY FOR THE
ANNUAL MEETING ON MAY 15, 2007
      The undersigned stockholder of PetroQuest Energy, Inc. (the “Company”) hereby appoints Charles T. Goodson, Michael O. Aldridge and Daniel G. Fournerat, or either of them, the true and lawful attorneys, agents and proxies of the undersigned, each with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the City Club at River Ranch, located at 221 Elysian Fields Dr., Lafayette, Louisiana 70508, on Tuesday, May 15, 2007, at 9:00 a.m., Lafayette time, and at any adjournments of said meeting, all of the shares of the Company’s common stock in the name of the undersigned or which the undersigned may be entitled to vote.
(This Proxy must be dated and signed on the reverse side.)

■
14475  ■

ANNUAL MEETING OF STOCKHOLDERS OF
PETROQUEST ENERGY, INC.
May 15, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê  Please detach along perforated line and mail in the envelope provided.  ê
■  20630300000000000000  0                                               051507

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

							FOR	AGAINST	ABSTAIN
1. Election of Directors:					2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.	☐	☐	☐

NOMINEES:
☐	FOR ALL NOMINEES	¡	Charles T. Goodson
		¡	William W. Rucks, IV
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡	E. Wayne Nordberg Michael L. Finch		3.	In their discretion, upon such other matters as may properly come before the meeting; hereby revoking any proxy or proxies heretofore given by the undersigned.	☐	☐	☐
		¡	W. J. Gordon, lll
☐	FOR ALL EXCEPT (See Instructions below)	¡	Charles F. Mitchell, II, M.D.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR the election of the nominees above, FOR the ratification of KMPG as our independent registered public accounting firm for the fiscal year ended December 31, 2007 and in accordance with the discretion of the persons designated above with respect to any other business properly before the meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished herewith.

PLEASE MARK, SIGN, DATE AND RETURN IN THE ENVELOPE ENCLOSED.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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